INVESTOR RELATIONS AND CONSULTING AGREEMENT

THIS AGREEMENT made effective the 15th Day of December, 2002.

BETWEEN:

Medicure Inc.
(hereinafter the “Corporation”)

OF THE FIRST PART

-and-

NOBLE HOUSE CAPITAL CORP.
(hereinafter the “Noble House”)

OF THE SECOND PART

WHEREAS:

A.	The Corporation is a reporting issuer in the Province(s) of Alberta, British Columbia and Ontario;

B.	The Corporation is desirous of obtaining the services of a firm to handle all investor relations matters for the Corporation; and

C.	The Corporation wishes to retain the services of Noble House and compensate it accordingly.

                NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein contained, the parties hereto covenant and agree as follows:

1              Engagement of Noble House

The Corporation hereby agrees to engage and retain Noble House to perform the services hereinafter defined and Noble House hereby accepts such retainer to perform the services hereinafter defined on the terms and conditions set forth herein.

2              Term

The term of this Agreement shall extend from December 15th, 2002, for a period of 6 months ending June 15th, 2003 (the “Term”). The Agreement may be terminated by either party at the end of each three-month period by providing written notice of its intention to the other party. Following the end of the Term, the parties hereto may mutually agree to any renewals of this Agreement for a time period to be discussed.

3              Obligations of Noble House

3.1
Noble House agrees to manage and control; all of the investor relations needs of the Corporation during the Term in a faithful, diligent and honest manner including, without limiting the generality of the foregoing, performance of the following duties:

	3.1.1	communicating with investment dealers, advisors and shareholders, both current and prospective, with a view to increasing awareness of and interest in the Corporation;

	3.1.2	maintaining an orderly market in the Corporation’s securities;

	3.1.3	promoting the Corporation in a positive manner at all times and developing and expanding the Corporation’s shareholder base;

	3.1.4	assisting the Corporation in identifying and securing new sources of capital through public or private offerings for debt or equity securities as the need arises;

	3.1.5	coordinating regular meetings between the Corporation, investment dealers, advisors, analysts and shareholders;

3.1.6
assisting the Corporation with marketing materials and media relations including the preparation and dissemination of information through press releases, provided that, the Corporation has adequately reviewed and approved such information prior to its release to the public;

	3.1.7	providing analysis and advice with respect to the Corporation’s capital structure and the potential financial impact of any proposed capital expenditures; and

	3.1.8	assisting the Corporation with respect to any due diligence required in relation to any proposed transaction if, and when, required.

In the performance of the foregoing duties, Noble House shall report to the Corporation on a regular basis as reasonably required by the Corporation and at no time will a finders’ fee be payable to Noble House by the Corporation.

4              Confidentiality

Except as directed by the Corporation, required by law or required in the course of providing the services described herein, the Consultant shall not, either during the term of this Agreement or at any time thereafter, use, supply, show or disclose to any person, firm or corporation any secret or proprietary information, knowledge or data concerning the business, affairs, products or prospects of the Corporation which the Consultant may have acquired at any time prior to this Agreement, in the course of or incidental to this Agreement or otherwise, for the Consultant's own benefit, or to the detriment, or intended or probable detriment, of the Corporation.

5              Remuneration
5.1
During the Term, the Corporation agrees to pay Noble House, as compensation for services rendered a fee of $4000.00 per month (Cdn) plus GST, payable on the fifteenth day of each month commencing December 15, 2002.

5.2
The Corporation agrees to reimburse Noble House for all reasonable expenses incurred by it in the provision of its services to the Corporation, provided, such expenses have been approved by the Corporation in advance. Such payments shall be made promptly upon receipt by the Corporation of an invoice for such expenses.

6	Stock Options

6.1	Noble House shall receive stock options to purchase 100,000 shares of the Corporation’s listed common shares (the “Option”) upon execution of this Agreement.

6.1.1
The options to purchase common shares, the exercise price, the vesting schedule, the applicable hold period and the expiry date of the such options are subject to all stock exchange polices and applicable securities laws; and

	6. 1. 2	At no time shall the number of options granted to Noble House as compensation exceed an aggregate of 2% of the Corporation’s issued and outstanding shares.

6.2

Notwithstanding the foregoing, upon the making of an Offer (as hereinafter defined), the Option shall become immediately exercisable in respect of any and all shares covered thereby and in respect of which Noble House has not previously exercised the right to acquire shares under the Option. For the purposes of this paragraph, “Offer” means an offer made generally to the holders of the Corporation’s voting securities in one or more jurisdictions to purchase directly or indirectly voting securities of the Corporation where the voting securities which are the subject of the offer to purchase together with the offeror’s then presently owned securities will in the aggregate exceed 20% of the outstanding voting securities of the Corporation, and, in this regard, where two or more persons, corporations or other entities make an offer or offers jointly or in concert or intend to exercise jointly or in concert any voting rights attaching to the securities to be acquired, then the securities owned by each of them shall be included in the calculation of the percentage of the outstanding voting securities of the Corporation owned by the offeror.

50,000 shares vest immediately upon execution of this agreement at $0.50 per share.

50,000 shares vest on March 15th, 2003 at $0.75 per share.

7              Termination

If either party breaches any provisions, conditions or covenants of this Agreement, the other party shall have the right, without prejudice to any other rights it may have under the circumstances, to terminate this Agreement by giving the breaching party thirty (30) days written notice of such termination, specifying therein the grounds upon which said notice is based; and, provided that if such breach or default can be remedied and if the breaching party within said thirty day period shall in fact remedy or cure the breach or default, then such notice shall not become effective and this Agreement shall remain in force and effect.

If Noble House shall cease to be a consultant of the Corporation or any of its subsidiaries or affiliates as the case may be , for any reason, it may but only within sixty (60) days next succeeding its ceasing to be a consultant exercise his Share Option to the extent that he was entitled to exercise it at the date of such cessation.

8              Notices

All notices, communications, statements and invoices (hereinafter called "Notices") required or permitted hereunder shall be in writing. Notices may be served in the following manner:

8.1
Personally by leaving them with the party on whom they are to be served at that party's address hereinafter given. Personally served Notices shall be deemed received by the addressee when actually delivered, provided such delivery shall be during normal business hours; or

8.2
By mailing them in Canada by first class, registered post, postage prepaid, to the party on whom they are to be served. Notices so served shall be deemed to be received by the addressee on the fourth day (excluding as the fourth day Saturdays, Sundays and statutory holidays) following the mailing thereof.

The address of each of the respective parties hereto for service of Notices shall be as follows:

The Corporation:

Medicure Inc.
4 – 1200 Waverly Street
Winnipeg, MB
R3T-0P4
Attention: Dr. Albert D. Friesen

Noble House:
Noble House Capital Corp.
Suite #450, Manulife House
603 – 7th Avenue SW
Calgary, AB T2P 2T5
Attention: Mr. Dan M. Patience

9              Severability

Every provision of this Agreement is intended to be severable. If any term or provision is illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the validity of the remainder of this Agreement.

10             Consents and Waivers

No consent or waiver, express or implied, by any party hereto to or of any breach or default by any other party hereto in the performance of any obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any party to be in breach or default, irrespective of how long such failure continues, shall not constitute a waiver by such party of his or its rights hereunder.

11             Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and each of the parties hereto agrees to attorn to the jurisdiction of the courts of Alberta for any dispute arising out of or in connection with this Agreement.

12             Entire Agreement

This Agreement and any Schedules attached hereto, constitute and express the whole agreement of the parties hereto with reference to the engagement and retainer of the Consultant by the Corporation and with reference to any of the matters and things herein provided for or hereinbefore discussed or mentioned with reference to such engagement and retainer, all promises, representations and undertakings relative thereto being hereby merged herein.

13             Time

Time is of the essence of this Agreement.

14             Enurement

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

15             Regulatory Approvals

The engagement of Noble House may be subject to regulatory approval including without limitation the approval of any stock exchange on which shares of the Corporation may be listed. The Corporation agrees to diligently pursue any and all regulatory approvals necessary for the engagement of Noble House and the granting of options under clause 6.1 hereof and shall provide Noble House with copies of such approvals upon receipt of same.

IN WITNESS WHEREOF the parties hereby have duly executed this Agreement as of the day, month and year first above written.

WITNESS: ________________________________________	________________________________________
Dan Patience
President,
Noble House Capital Corp.

WITNESS: ________________________________________	________________________________________
Dr. Albert D. Friesen
President, Chairman & CEO
Medicure Inc.